Filed pursuant to Rule 424(b)(2)

Registration Statement No. 333-132747

Yield Optimization Notes with Contingent Protection

Enhanced Income Solutions for Currency and Commodity Investors

UBS AG, Jersey Branch

January 13, 2009

PROSPECTUS SUPPLEMENT (To Prospectus dated January 13, 2009)

Product Supplement
Yield Optimization Notes with Contingent Protection

Enhanced Income Solutions for Currency and Commodity Investors

UBS AG from time to time may offer and sell yield optimization notes with contingent protection linked to either an exchange rate or the price of a particular commodity, which we refer to as the “Notes.” This product supplement describes some of the general terms that may apply to the Notes and the general manner in which they may be offered. The specific terms of any Notes that we offer, including the name of the exchange rate (the “reference exchange rate”) or commodity price (the “reference price”) to which the Notes are linked, and the specific manner in which such Notes may be offered, will be described in a free writing prospectus and a pricing supplement to this product supplement. If there is any inconsistency between the terms described in such free writing prospectus or pricing supplement and those described in this product supplement or in the accompanying prospectus, the terms described in the free writing prospectus or pricing supplement will be controlling. The general terms of the Notes are described in this product supplement and, unless otherwise specified in the free writing prospectus or pricing supplement, include the following:

Issuer (Booking Branch):
UBS AG (Jersey Branch)
Coupon:
We will pay you interest at the rate and frequency set forth in the applicable pricing supplement.
Payment at Maturity:
At maturity or on any periodic payment date, as applicable, you will receive:

➢

If the applicable reference exchange rate or reference price never trades beyond any specified level (the “trigger exchange rate” or “trigger price”), which may set a maximum or minimum value for the reference exchange rate or reference price during the applicable observation period (references to “beyond” in this product supplement will be defined in the applicable pricing supplement to be at or below, below, at or above or above the trigger exchange rate or trigger price and the specified level of the underlying on the trade date (the “initial level” or “initial price”), an amount in cash equal to 100% of your principal amount; or

➢

If the applicable reference exchange rate or reference price trades beyond any trigger exchange rate or trigger price during the applicable observation period, an amount in cash equal to the reference exchange rate or reference price at a specified time on the final valuation date or at the end of such observation period (the “final exchange rate” or “final price”) of the underlying currency or commodity (the “underlying asset”). This may result in a loss of some or all of your principal investment.

The Notes are not fully principal protected. If you receive at maturity or at the end of any observation period a payment in cash equal to the final exchange rate or final price of the underlying asset, the value of that payment will be worth less (or more) than your principal and may be worthless.
No Listing:
The Notes will not be listed or displayed on any securities exchange or any electronic communications network.
Calculation Agent:
UBS Securities LLC

The applicable pricing supplement will describe the specific terms of the Notes, including any changes to the terms specified in this product supplement.

See “Risk Factors” beginning on page PS-9 of this product supplement for risks related to an investment in the Notes.

To help investors identify appropriate structured products, UBS organizes its structured products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Notes are classified by UBS as an Optimization Strategy for this purpose. For a more detailed description of each of the four categories, please see “Structured Product Characterization” beginning on page PS-4.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The securities are not deposit liabilities of UBS AG and are not FDIC insured.

UBS Financial Services Inc.	UBS Investment Bank

Prospectus Supplement dated January 13, 2009

ADDITIONAL INFORMATION ABOUT THE YIELD OPTIMIZATION NOTES
WITH CONTINGENT PROTECTION

You should read this product supplement together with the prospectus dated January 13, 2009, relating to our Medium Term Notes, Series A, of which the Notes are a part, and any free writing prospectus or pricing supplement that we may file with the SEC from time to time. You may access these documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

➢	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

Our Central Index Key, or CIK, on the SEC Website is 00011144446. You may also access any documents that we file with the SEC by searching for the term “UBS AG” on the SEC’s website.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

Product Supplement

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Information	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Ratio of Earnings to Fixed Charges	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	7
Capitalization of UBS	7
UBS	8
Use of Proceeds	10
Description of Debt Securities We May Offer	11
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	49
Considerations Relating to Indexed Securities	54
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	60
Tax Considerations Under the Laws of Switzerland	71
Benefit Plan Investor Considerations	73
Plan of Distribution	75
Validity of the Securities	78
Experts	78

Product Supplement Summary

This product supplement describes terms that will apply generally to the Notes. Prior to the date on which an offering of Notes is priced, or the “trade date”, UBS AG will prepare a separate free writing prospectus that will apply specifically to that offering and will include the identity of the exchange rate (the “reference exchange rate”) or commodity price (the “reference price”) to which such Notes are linked as well as any changes to the general terms specified below. On the trade date, UBS AG will prepare a pricing supplement that, in addition to the identity of the reference exchange rate or reference price and any changes to the general terms specified below, will also include the specific pricing terms for that issuance. Any free writing prospectus and pricing supplement should be read in connection with this product supplement and the accompanying prospectus.

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this product supplement, when we refer to the “Notes”, we mean yield optimization notes with contingent protection linked to a reference exchange rate or reference price. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated January 13, 2009, of UBS. References to the “applicable pricing supplement” mean the pricing supplement and any free writing prospectus that describe the specific terms of your Notes.

What Are the Yield Optimization Notes with Contingent Protection?

Yield Optimization Notes with Contingent Protection, or the “Notes”, are medium-term notes issued by UBS AG, the return on which is linked to the performance of the reference exchange rate or reference price during a specified observation period. The “observation period” will commence on the trade date and end on, and include, a date or dates specified in the applicable pricing supplement (which will generally be one or more dates between the trade date and a date approximately two business days before the maturity date of the Notes, subject to adjustment upon the occurrence of a market disruption event (as described herein), or the “final valuation date”).

At maturity or on a periodic basis, as applicable, for the offering of the Notes in which you invest, we will pay you an amount in cash equal to either 100% of the principal amount of your Notes or the final exchange rate or final price of the currency or commodity underlying the applicable reference exchange rate or reference price (the “underlying asset”) during the observation period. The principal amount of each Note will be set forth in the applicable pricing supplement. Whether you receive your principal amount or a return based on the value of the underlying asset at the end of the applicable observation period will depend upon whether the reference exchange rate or reference price ever trades beyond any specified level (the “trigger exchange rate” or “trigger price”) during the observation period (references to “beyond” in this product supplement will be defined in the applicable pricing supplement to be at or below, below, at or above, or above the trigger exchange rate or trigger price and the initial exchange rate or initial price, as defined below). The reference exchange rate or reference price will be observed each trading day during the observation period, either continuously or once daily.

At maturity or at the end of the applicable observation period, for the applicable Notes in which you invest and that you own at maturity, you will receive:

➢	If the applicable reference exchange rate or reference price never trades beyond any triggerexchange rate or trigger price, an amount in cash equal to 100% of your principal amount plusthe final coupon payment; or
➢	If the applicable reference exchange rate or reference price trades beyond any trigger exchangerate or trigger price during the applicable observation period, an amount in cash equal to thefinal exchange rate or final price of the underlying asset plus the final coupon payment. This may result in a loss of some or all of your principal investment.

Coupon payments will be made regardless of the performance of the underlying asset.

The applicable pricing supplement will specify the underlying asset, the trade date and the final valuation date, as well as the respective terms of each offering of the Notes, including the coupon rate, the initial exchange rate or initial price, the trigger exchange rate or trigger price, the conditions under which the reference exchange rate or reference price will be deemed to have traded beyond the trigger exchange rate or trigger price and the initial exchange rate or initial price and the frequency of payments on the Notes.

We may issue separate offerings of the Notes that are identical in all respects, except that each offering is linked to a different reference exchange rate or reference price and is subject to the particular terms set forth in the applicable pricing supplement. Each offering of the Notes is a separate and distinct security and you may invest in one or more offering of the Notes as set forth in the applicable pricing supplement. The performance of each offering of the Notes will depend upon the performance of the reference exchange rate or reference price to which such offering is linked and will not depend on the performance of any other offering of the Notes.

If you receive at maturity or at the end of any payment period a payment in cash equal to the value of the underlying asset on the final valuation date, it may be worth less (or more) than your principal or may be worthless.

The Notes are part of a series

The Notes are part of a series of debt securities entitled “Medium Term Notes, Series A” that we may issue from time to time under our indenture, which is described in the accompanying prospectus. This product supplement summarizes general financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in “Description of Debt Securities We May Offer” in the accompanying prospectus.

Specific terms of each Note will be described in applicable pricing supplements

The specific terms of your Notes will be described in the applicable pricing supplement accompanying this product supplement. The terms described there supplement those described here (i.e., in this product supplement) and in the accompanying prospectus. If the terms described in the applicable pricing supplement are inconsistent with those described here or in the accompanying prospectus, the terms described in the applicable pricing supplement are controlling.

Any applicable pricing supplement, including any free writing prospectus, should be read in connection with this product supplement and the accompanying prospectus.

Selected purchase considerations

Subject to the specific terms of your Notes as described in the applicable pricing supplement, an investment in the Notes may offer the following features:

➢	U.S. Dollar Denominated — The Notes trade in the U.S. market in U.S. dollars.
➢	Enhanced Coupon Payment — For each offering of the Notes in which you invest, you will receive interest on the principal amount, at a rate per annum set forth for such offering of the Notes in the applicable pricing supplement, regardless of the performance of the applicable underlying asset. Coupon payments are designed to compensate you for the risk that the Notes are not fully principal protected and that you may receive a payment at maturity based on the value of the underlying asset that may be worth less than your principal, as described below.
➢	Contingent Principal Protection — The contingent protection feature protects your principal only if the applicable reference exchange rate or reference price never trades beyond any trigger exchange rate or trigger price during the observation period, and you hold the Notes to maturity or to the end of such observation period.
➢	If the applicable reference exchange rate or reference price never trades beyond any trigger exchange rate or trigger price, we will pay you an amount in cash equal to 100% of your principal amount plus any specified supplemental return. You will not participate in any appreciation of the reference exchange rate or reference price at maturity.

➢	If the applicable reference exchange rate or reference price trades beyond any trigger exchange rate or trigger price during the applicable observation period, we will pay you an amount in cash equal to the final exchange rate or final price of the underlying asset plus a specified supplemental return. This may result in a loss of some or all of your principal investment.

What are some of the risks of the Notes?

An investment in any of the Notes involves significant risks. Some of the risks that apply generally to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of this product supplement and the applicable pricing supplement.

➢	Risk of loss of contingent protection — Your principal will be protected only if the applicable reference exchange rate or reference price never trades beyond any trigger exchane rate or trigger price during the specified observation period. If the applicable reference exchange rate or reference price trades beyond any trigger exchange rate or trigger price on any trading day during the observation period, the contingent protection feature will be eliminated and you will be fully exposed at maturity or at the end of the applicable observation period to any decline in the applicable reference exchange rate or reference price. Greater expected volatility with respect to a Note’s reference exchange rate or reference price reflects a higher expectation as of the trade date that a reference exchange rate or reference price could trade beyond its trigger exchange rate or trigger price over the term of the Note. This greater expected risk will generally be reflected in a higher coupon payable on such Note. The volatility of a reference exchange rate or reference price, however, can change significantly over the term of the Notes. The reference exchange rate or reference price for your Note could rise or fall sharply, which could result in a significant loss of principal depending on how your Notes are structured.
➢	Asset risk — The value of each underlying asset can rise or fall sharply due to factors specific to such asset, including industrial demand; lending, sales and purchases of the underlying asset by the official sector, including central banks and other governmental agencies and multilateral institutions which may hold the underlying asset; levels and costs of production of the underlying asset; actions by or involving the companies that extract or produce the underlying asset; and short-term changes in supply and demand because of trading activities in the market for the underlying asset. Volatility in the value of each underlying asset may also be attributable to general market factors, such as currency and commodity exchange market volatility and levels, interest rates and economic and political conditions.
➢	Owning the Notes is not the same as owning the underlying asset — The return on your Notes will not reflect the return you would realize if you actually purchased the underlying asset and converted it into U.S. dollars on the final valuation date. The applicable reference exchange rate or reference price will be calculated by reference to the underlying asset relative to a specified currency without taking into consideration the value of the underlying asset relative to other currencies or in other markets.
➢	Your principal is not protected — If the applicable reference exchange rate or reference price trades beyond any trigger exchange rate or trigger price during the applicable observation period, and the final exchange rate or final price remains beyond the initial exchange rate or initial price, you will be paid an This may result in a loss of some or all of your principal investment.
➢	No listing — No offering of the Notes will be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the Notes may not develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in each offering of the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss.

The Notes may be a suitable investment for you if:

Subject to the specific terms of your Notes, as specified in the applicable pricing supplement, the Notes may be a suitable investment for you if:

➢	You have a moderate to high risk tolerance.
➢	You are willing to receive a cash payment at maturity that may be worth less than your principal.
➢	You believe an investment in the applicable reference exchange rate or reference price is not likely to appreciate by more than the value of the coupons paid on the Notes.
➢	You believe the applicable reference exchange rate or reference price is likely not to trade beyond any trigger exchange rate or trigger price at any time during the applicable observation period.
➢	You are willing to make an investment that will be exposed to the same downside price risk as an investment in the applicable underlying asset.
➢	You are willing to accept the risk of fluctuations in the market price of the applicable underlying asset.
➢	You are willing to invest in the applicable Notes based on any anticipated coupon range set forth in the applicable pricing supplement (the actual supplemental return will be determined on the trade date).
➢	You are willing to hold the Notes to maturity.
➢	You are willing to hold an investment for which there may be an illiquid secondary market or no market at all.

The Notes may not be a suitable investment for you if:

Subject to the specific terms of your Notes, as specified in the applicable pricing supplement, the Notes may not be a suitable investment for you if:

➢	You seek an investment that is 100% principal protected.
➢	You believe an investment in the applicable reference exchange rate or reference price is likely to appreciate by more than the value of the coupon paid on the Notes.
➢	You believe the reference exchange rate or reference price is likely to trade beyond any trigger exchange rate or trigger price during the applicable observation period.
➢	You are not willing to accept the price risks associated with currencies or commodities in general and the applicable underlying asset in particular.
➢	You prefer lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.
➢	You are unable or unwilling to hold the Notes to maturity.
➢	You seek an investment for which there will be an active secondary market.

Structured Product Categorization

To help investors identify appropriate Structured Products, UBS organizes its Structured Products, including the Notes, into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The description below is intended to describe generally the four categories of Structured Products and the types of principal protection, if any, which may be offered on those products, but should not be relied upon as a description of any particular Structured Product.

➢	Protection Strategies are structured to provide investors with a high degree of principal protection, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These Structured Products are designed for investors with low to moderate risk tolerances.

➢	Optimization Strategies are structured to optimize returns or yield within a specified range. These Structured Products are designed for investors with moderate to high risk tolerances. Optimization Solutions may be structured to provide no principal protection, partial protection or contingent protection.
➢	Performance Strategies are structured to be strategic alternatives to index funds or ETFs or to allow efficient access to new markets. These Structured Products are designed for investors with moderate to high risk tolerances. Performance Strategies may be structured to provide no principal protection, partial protection or contingent protection.
➢	Leverage Strategies are structured to provide leveraged exposure to the performance of an underlying asset. These Structured Products are designed for investors with high risk tolerances.

“Partial protection,” if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold. “Contingent protection,” if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price or level of the asset does decline below the specified threshold, all principal protection is lost and the investor will have full downside exposure to the price or level of the underlying asset. In order to benefit from any type of principal protection, investors must hold the security to maturity.

Classification of structured products into categories is for informational purposes only and is not intended to guarantee particular results or performance.

What are the tax consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are complex and uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” on page PS-24.

The terms of the Notes require (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) that you treat your Notes for tax purposes as consisting of two components:

1)	A debt instrument issued by us; and
2)	A put option contract relating to the underlying asset (or alternatively relating to a forward contract in respect of the underlying asset), which you entered into with us on the trade date as part of your initial investment in the Notes.

Under this tax treatment, the interest paid in respect of each offering of the Notes is divided into two components for tax purposes, the debt component and the contract component, as set forth in the applicable pricing supplement.

1)	Debt component—The interest on the debt component is taxed as ordinary income in the year it is received or accrued depending on your method of accounting for tax purposes.
2)	Put Option Contract component—The contract component is generally not taxed until sale or maturity. At maturity, the contract component is taxed:
➢	as a short-term capital gain if principal is repaid in cash; or
➢	as an adjustment to the amount deemed received in respect of the Notes, if the payment at maturity equals the final price of the underlying asset.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes as described above, but it would also be reasonable to treat your Notes as a single contingent debt instrument subject to the special tax rules governing contingent debt instruments. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes.

Hypothetical Examples

Hypothetical Examples — Note Returns at Maturity

The following examples illustrate the payment at maturity on a hypothetical offering of the Notes assuming the following:

Term:	1 year
Principal amount:	$75.00 per Note
Coupon per annum:	10% (or 2.50% per quarter)
Initial Price of the underlying asset	$75.00 per unit
Trigger Price:	$56.25 (75% of the initial price)

Scenario #1: The closing price of the underlying asset never falls below the trigger price of $56.25 during the observation period.

Since the closing price of the underlying asset did not fall below the trigger price of $56.25 on any trading day during the observation period, principal is protected and you will receive at maturity a cash payment equal to the principal amount of the Notes. This investment would outperform fully funded investment linked to the underlying asset if the price appreciation of the underlying asset is less than 10%.

If the closing price of the underlying asset on the final valuation date is $75.00 (no change in the price of the underlying asset):

Payment at Maturity:	$75.00
Coupons:	$7.50 (1.88 × 4 = $7.50)
Total:	$82.50
Total Return on the Notes:	10%

In this example, the total return on the Notes is 10% while the total return on the fully funded investment linked to the underlying asset is 0%.

If the closing price of the underlying asset on the final valuation date is $86.25 (an increase of 15%):

Payment at Maturity:	$75.00
Coupons:	$7.50 (1.88 ×- 4 = $7.50)
Total:	$82.50
Total Return on the Notes:	10%

In this example, the total return on the Notes is 10% while the total return on the fully funded investment linked to the underlying asset is 15%.

Scenario #2: The closing price of the underlying asset falls below the trigger price of $56.25 during the observation period.

Since the closing price of the underlying asset fell below the trigger price of $56.25 on one or more trading days during the Observation Period, then the value received at maturity and the total return on the Notes at that time depends on the closing price of the underlying asset on the final valuation date.

If the closing price of the underlying asset on the final valuation date is $63.75 (a decline of 15%):

Payment at Maturity:	$63.75
Coupons:	$7.50 (1.88 x 4 = $7.50)
Total:	$71.25
Total Return on the Notes:	–5%

In this example, the total return on the Notes is –5% while the total return on the fully funded investment linked to the underlying asset is –15%.

If the closing price of the underlying asset on the final valuation date is $52.50 (a decline of 30%):

Payment at Maturity:	$52.50
Coupons:	$7.50 (1.88 × 4 = $7.50)
Total:	$60.00
Total Return on the Notes:	–20%

In this example, the total return on the Notes is –20% while the total return on the fully funded investment linked to the underlying asset is –30%.

If the closing price on the final valuation date is $82.50 (an increase of 10%):

Payment at Maturity:	$82.50
Coupons:	$7.50 (1.88 × 4 = $7.50)
Total:	$90.00
Total Return on the Notes:	20%

In this example, the total return on the Notes is 20% while the total return on the fully funded investment linked to the underlying asset is 10%.

Hypothetical Payment Amounts on Your Notes

The applicable pricing supplement may include hypothetical calculations and tables or charts showing hypothetical examples of the performance of your Notes at maturity and the cash or asset payment that could be delivered for each of your Notes on the stated maturity date or at the end of any applicable observation period, based on a range of hypothetical initial exchange rates or initial reference prices, trigger exchange rate or trigger prices, reference exchange rates or reference prices during the observation period and final exchange rates and on various key assumptions shown in the applicable pricing supplement.

Any table, chart or calculation showing hypothetical payment amounts will be provided for purposes of illustration only. It should not be viewed as an indication or prediction of future investment results. Rather, it is intended merely to illustrate the impact that various hypothetical initial exchange rates, or initial reference prices, reference exchange rates or reference prices during the observation period and final exchange rates or final prices could have on your payment at maturity or at the end of any applicable observation period, as calculated in the manner described in the applicable pricing supplement. Such hypothetical table, chart or calculation will be based on reference exchange rate or reference price levels that may not be achieved on the applicable final valuation date or dates or on any trading day during the observation period and on assumptions regarding terms of the Notes that will not be set until the trade date.

As calculated in the applicable pricing supplement, the hypothetical payment amount on your Notes on the stated maturity date or at the end of any observation period may bear little or no relationship to the actual market value of your Notes on that date or at any other time, including any time over the term of the Notes that you might wish to sell your Notes. In addition, you should not view the hypothetical payment amounts as an indication of the possible financial return on an investment in your Notes, since the financial return will be affected by various factors, including taxes, which the hypothetical information does not take into account. Moreover, whatever the financial return on your Notes might be, it may bear little relation to—and may be much less than—the financial return that you might achieve were you to invest directly in the applicable underlying asset. The following factors, among others, may cause the financial return on your Notes to differ from the financial return you would receive by investing directly in the applicable underlying asset:

➢	the return on such a direct investment would depend solely upon the relative appreciation or depreciation of the applicable reference exchange rate or reference price during the term of the Notes, and not on whether the reference exchange rate or reference price has traded beyond any trigger exchange rate or trigger price on any trading day during the observation period; and
➢	an investment directly in the applicable underlying asset is likely to have tax consequences that are different from an investment in the Notes.

We describe various risk factors that may affect the market value of the Notes, and the unpredictable nature of that market value, under “Risk Factors” beginning on page PS-9 of this product supplement.

We cannot predict the levels of the applicable reference exchange rate or reference price or, therefore, whether the reference exchange rate or reference price will trade beyond any trigger exchange rate or trigger price on any trading day during the applicable observation period. Moreover, the assumptions we make in connection with any hypothetical information in the applicable pricing supplement may not reflect actual events. Consequently, that information may give little or no indication of the payment that will be delivered in respect of your Notes on the stated maturity date or at the end of any observation period, nor should it be viewed as an indication of the financial return on your Notes or of how that return might compare to the financial return if you were to invest directly in the applicable underlying asset.

Risk Factors

The return on the Notes is linked to the performance of the applicable reference exchange rate or reference price. Investing in the Notes is not equivalent to investing directly in the applicable underlying asset. This section describes the most significant risks relating to the Notes. We urge you to read the following information about these risks, together with the other information in this product supplement, the accompanying prospectus and the applicable pricing supplement, before investing in the Notes.

You may lose some or all of your principal.

If the reference exchange rate or reference price trades beyond any trigger exchange rate or trigger price during the applicable observation period and the final exchange rate or final price is beyond the initial exchange rate or initial price, you will receive a cash payment at the end of the applicable observation period equal to the final exchange rate or final price of the underlying asset, as applicable, plus the final coupon payment. This may result in a loss of some or all of your principal investment.

The amount you receive on the Notes at maturity will only exceed their stated principal amount in limited circumstances.

You will be subject to the risk of a decline in the applicable reference exchange rate or reference price, and will generally not participate in any appreciation in the applicable reference exchange rate or reference price. Your return on the Notes will be limited to the coupon paid on the Notes except for the situation in which (1) the reference exchange rate or reference price is beyond the trigger exchange rate or trigger price on at least one day during the observation period and (2) the final exchange rate or final price at maturity is not beyond the initial exchange rate or initial price.

Owning the Notes is not the same as owning the underlying asset

The return on your Notes will not reflect the return you would realize if you actually purchased the underlying asset and converted it into U.S. dollars on the final valuation date. The applicable reference exchange rate or reference price will be calculated by reference to the value of the underlying asset relative to the currency to which it is linked or in which the final price is denominated (the “underlying currency”) without taking into consideration the value of the underlying asset relative to other currencies or in other markets.

The market value of the Notes may be influenced by unpredictable factors

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the applicable reference exchange rate or reference price on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

➢	supply and demand for the Notes, including inventory positions held by UBS Securities LLC or any other market maker;
➢	the time remaining to the final valuation date;
➢	the creditworthiness of UBS; and
➢	volatility of the applicable reference exchange rate or reference price.

The applicable reference exchange rate or reference price will be influenced by unpredictable factors which interrelate in complex ways

The applicable reference exchange rate or reference price will be a result of the supply of, and demand for, the applicable underlying asset and changes in the price of such underlying asset may result from the

Risk Factors

interactions of many factors including economic, financial, social and political conditions in the United States and the government that issues the underlying currency. These conditions include, for example, the overall growth and performance of the relevant national economies, the trade and current account balance among the United States, the issuing government and other nations, market interventions by the Federal Reserve Board and the central bank of the issuing government, inflation, interest rate levels, the performance of the stock markets in the United States and the issuing government, the stability of the governments and banking systems of the United States and the issuing government, wars in which the United States and the issuing government that issues the underlying currency are directly or indirectly involved or that occur anywhere in the world, major natural disasters in the United States and the issuing government that and other foreseeable and unforeseeable events. The applicable pricing supplement may list further events that could influence the applicable reference exchange rate or reference price.

The liquidity, trading value and amounts payable under the Notes could be affected by the actions of the governments of the United States and other countries

The value of any currency or commodity may be affected by complex political and economic factors.

With respect to currencies, the exchange rate of each currency relative to the US dollar is at any moment a result of the supply and demand for the two currencies, and changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the originating country of each currency and the United States, including economic and political developments in other countries. Of particular importance are the relative rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in those countries and in the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of those countries, the United States and other countries important to international trade and finance.

Foreign exchange rates can either be fixed by sovereign governments or floating. Exchange rates of most economically developed nations are permitted to fluctuate in value relative to the US dollar. However, governments sometimes do not allow their currencies to float freely in response to economic forces. Governments use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the Notes is that their liquidity, trading value and amounts payable could be affected by the actions of sovereign governments which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces and the movement of currencies across borders. There will be no adjustment or change in the terms of the Notes in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of the issuance of a replacement currency or in the event of other developments affecting the applicable underlying currency.

Where the applicable underlying currency is an emerging market currency, the possibility exists of significant changes in rates of exchange between a non emerging market currency and an emerging market currency or between emerging market currencies and the possibility of the imposition or modification of exchange controls by either the United States or a foreign government. Such risks generally depend on economic and political events over which UBS has no control and such risks may be more pronounced in connection with emerging market currencies. Governments in emerging market countries have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a currency at the time of payment. Fluctuations in spot exchange rates involving one or more emerging market currencies that have occurred in the past are not

Risk Factors

necessarily indicative of fluctuations that can occur during the term of this investment, and the volatility inherent in emerging market currency transactions could significantly affect the overall return on your investment in the Notes.

The value of commodities may be affected by various and often unpredictable factors, including, but not limited to, the economic, financial, social and political conditions globally and in particular countries. A commodity’s market price and the liquidity and trading values of, and amounts payable with respect to, any offering of the Notes may be affected by the actions of sovereign governments that may directly or indirectly impact such price. We expect generally that the market value of the Notes will depend primarily on the price of the underlying asset. See “—The market price of the applicable underlying asset will affect the market value of the Notes” below for a discussion of the factors that could affect commodity prices.

The market price of the applicable underlying asset will affect the market value of the Notes

We expect generally that the market value of the Notes will depend primarily on the market price of the applicable underlying asset. Currencies and commodities are subject to volatile price movements over short periods of time and are affected by numerous factors. In addition to the macroeconomic and other factors described in the preceding risk factor, prices of the applicable underlying asset may also be affected by industry factors such as:

➢	industrial demand;
➢	lending, sales and purchases of the underlying asset by the official sector, including central banks and other governmental agencies and multilateral institutions which hold such underlying asset;
➢	levels of production and production costs of the underlying asset;
➢	actions by or involving companies that extract or produce the underlying asset; and
➢	short-term changes in supply and demand because of trading activities in the market for the underlying asset.

Even though the applicable underlying asset may be traded around-the-clock, if a secondary market develops, the Notes may trade only during regular trading hours in the U.S.

The spot market for many currencies and commodities is a global, around-the-clock market. Therefore, the hours of trading for the Notes may not conform to the hours during which the applicable underlying asset is traded. To the extent that US markets are closed while the markets for the applicable underlying asset remain open, significant price and rate movements may take place in such markets that will not be reflected immediately in the price of the Notes on such exchange.

There is no systematic reporting of last-sale information for many currencies and commodities. Reasonable current bid and offer information may be available in certain brokers’ offices, in bank trading offices, and to others who wish to subscribe for this information, but this information will not necessarily reflect the applicable reference exchange rate or reference price relevant for determining the value of the Notes. The absence of last-sale information and the limited availability of quotations to individual investors make it difficult for many investors to obtain timely, accurate data about the state of the underlying asset markets.

Reference exchange rate and reference price information may not be readily available

There may be no systematic, publicly available reporting of the reference exchange rate or reference price. Reasonable current bid and offer information may be available in certain brokers’ offices, in bank trading offices, and to others who wish to subscribe for this information, but this information will not

Risk Factors

necessarily reflect the reference exchange rate or reference price relevant for determining any trigger exchange rate or trigger price and the initial exchange rate or initial price of your Notes, as well as the reference exchange rate or reference price throughout the observation period. The limited availability of quotations to individual investors make it difficult for many investors to obtain timely, accurate data about the state of the underlying asset exchange market. Reference exchange rate and reference price information may be publicly available at sources such as www.bloomberg.com; however, this information is subject to delay and may not reflect the trigger exchange rate or trigger price and the initial exchange rate or initial price of your Notes or the applicable reference exchange rate or reference price throughout the observation period.

You may not have an active trading market in the Notes

There may be little or no secondary market for the Notes. We do not intend to list the Notes on any U.S. stock exchange and it is not possible to predict whether a secondary market will develop for the Notes. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. UBS Securities LLC and other affiliates of UBS currently intend to act as market makers for the Notes, but they are not required to do so. If UBS Securities LLC or any other affiliate makes a market in the Notes, it may stop doing so at any time.

Historical performance of the applicable reference exchange rate or reference price should not be taken as an indication of the future performance of such reference exchange rate or reference price during the term of the Notes

It is impossible to predict whether the applicable reference exchange rate or reference price will rise or fall. Such reference exchange rate or reference price will be influenced by complex and interrelated political, economic, financial and other factors. See “The applicable reference exchange rate or reference price will be influenced by unpredictable factors which interrelate in complex ways” above.

Trading by UBS AG or its affiliates in the market for the applicable underlying asset may impair the value of the Notes

We and our affiliates are active participants in the global spot markets for many currencies and commodities as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be involved in transactions in the applicable underlying asset. In addition, as described below under “Use of Proceeds and Hedging” on page PS-23, we or one or more of our affiliates may hedge our asset exposure from any offering of Notes by entering into derivative transactions. Our trading and hedging activities may affect the applicable reference exchange rate or reference price and adversely affect the value of your investment in the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

UBS or its affiliates may also engage in trading in instruments linked to the applicable reference exchange rate or reference price on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management, as a market maker or to facilitate transactions for customers, including block transactions. UBS or its affiliates may also introduce competing products into the marketplace by issuing or underwriting other securities or financial or derivative instruments with returns linked or related to changes in the applicable reference exchange rate or reference price. Any of these activities could adversely affect the applicable reference exchange rate or reference price and, therefore, the market value of the Notes.

Our business activities may create conflicts of interest

As noted above, UBS and its affiliates expect to engage in trading activities related to the applicable underlying asset and reference exchange rate or reference price that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interest

Risk Factors

in the Notes and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the applicable reference exchange rate or reference price, could be adverse to the interests of the holders of the Notes.

We or one or more of our affiliates have published and may in the future publish research on exchange rates, commodity prices, the future price of the underlying asset and other matters that may have an influence on the price of the underlying asset. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes.

Significant aspects of the tax treatment of the Notes are uncertain

Significant aspects of the tax treatment of the Notes are uncertain. Please read carefully the section entitled “What are the tax consequences of the Notes?” on page PS-5, “Supplemental U.S. Tax Considerations” on page PS-24 and the sections “U.S. Tax Considerations” and “Tax Considerations Under the Laws of Switzerland” in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

There are potential conflicts of interest between you and the calculation agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount, if any, of your payment at maturity on the Notes. We may change the calculation agent after the original issue date without notice. For a fuller description of the calculation agent’s role, see “General Terms of the Notes—Role of Calculation Agent.” The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent will determine the applicable final exchange rate or final price on the final valuation date and will monitor the applicable reference exchange rate or reference price during the observation period. Since this determination by the calculation agent will affect the payment at maturity on the Notes, the calculation agent may have a conflict of interest.

The calculation agent may observe transactions that have not been executed, and these transactions will be used in determining whether the applicable reference exchange rate or reference price is beyond the trigger exchange rate or trigger price during the observation period.

The calculation agent is responsible for monitoring the applicable reference exchange rate or reference price in the global spot market for the applicable underlying asset during the observation period in order to determine whether the reference exchange rate or reference price has moved beyond any trigger exchange rate or trigger price. For purposes of determining whether the reference exchange rate or reference price has moved beyond any trigger exchange rate or trigger price, the calculation agent may observe a transaction that has not been executed (for example, either the issuer or a counterparty may place an order that has not yet been filled). Such a transaction would be a validly observed transaction. Therefore, the calculation agent may determine that the reference exchange rate or reference price has moved beyond any trigger exchange rate or trigger price based on a transaction that has not been executed.

The inclusion of commissions, compensation and projected profits from hedging in the original issue price is likely to adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Notes in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Notes, as well as the projected profit included in the cost of hedging our obligations under the Notes.

Risk Factors

In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

The calculation agent can postpone the maturity date if a market disruption event with respect to the applicable reference exchange rate or reference price occurs on the final valuation date

If the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date with respect to the applicable reference exchange rate or reference price, the calculation agent may use any commercially reasonable method to determine the final exchange rate or final price, including but not limited to (i) deferral, for up to a maximum number of days that will be specified in the applicable pricing supplement, of the final valuation date until the reference exchange rate or reference price appears on the relevant rate or price source, (ii) on the basis of a relevant indicative spot rate that may be specified in the applicable pricing supplement, (iii) by taking into consideration all available information that the calculation agent in good faith deems relevant or (iv) any combination of the above. If the calculation agent is unable to determine the final exchange rate on the basis of the methods set forth above, the calculation agent may use the reference exchange rate or reference price on the next trading day in the underlying asset on which no market disruption event occurs or is continuing as the final exchange rate or final price. In no event, however, will the final valuation date with respect to the applicable reference exchange rate be postponed by more than the number of business days set forth in the applicable pricing supplement. As a result, the maturity date for the Notes could also be postponed, although not by more than such number of business days. If the final valuation date with respect to the applicable reference exchange rate or reference price is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the final valuation date. If the final exchange rate or final price is not available on the last possible final valuation date either because of a market disruption event with respect to the applicable reference exchange rate or for any other reason, the calculation agent will make a good faith estimate based on its assessment, made in its sole discretion, of the final exchange rate or final price that would have prevailed in the absence of such market disruption event or such other reason. See “General Terms of the Notes—Payment at Maturity.”

Valuation of the Notes

Each offering of the Notes is linked to a different reference exchange rate or reference price and is subject to the particular terms set forth in the applicable pricing supplement. The performance of each offering of the Notes will depend on the performance of the reference exchange rate or reference price to which such offering is linked and will not depend on the performance of any other offering of the Notes.

At maturity or on a periodic payment date.  Your cash payment at maturity or at the end of any applicable observation period, as the case may be, is based on whether the reference exchange rate or reference price has gone beyond any specified trigger exchange rate or trigger price on any trading day during the observation period, as described under “General Terms of the Notes — Payment at Maturity.”

Prior to maturity.  You should understand that the market value of your Notes prior to maturity will be affected by several factors, many of which are beyond our control and interrelated in complex ways. Generally, we expect that the applicable reference exchange rate or reference price on any day, and whether the reference exchange rate or reference price had gone beyond any applicable trigger exchange rate or trigger price any day during the observation period, will affect the market value of your Notes more than any other factors. Other factors that may influence the market value of the Notes include, but are not limited to, the expected volatility of the price of the applicable underlying asset, supply and demand for your Notes, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. See “Risk Factors” beginning on page PS-9 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

General Terms of the Notes

The following is a summary of the general terms of the Notes. The information in this section is qualified in its entirety by the more detailed explanation set forth elsewhere in the applicable pricing supplement and in the accompanying prospectus. In this section, references to “holders” mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through the Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

In addition to the terms described elsewhere in this product supplement, the following general terms will apply to the Notes:

Coupon

Unless otherwise specified in the applicable pricing supplement, interest will be paid in arrears in equal installments at the frequency set forth in the applicable pricing supplement during the term of the Notes on an unadjusted basis at the frequency set forth in the applicable pricing supplement. The applicable pricing supplement will set forth the dates on which coupons will be paid on the Notes.

Denominations

For each offering of the Notes in which you invest, the applicable pricing supplement will specify the principal amount for your Notes.

Payment at Maturity or at the End of an Observation Period

At maturity or at the end of any observation period, if any, for the applicable offering of the Notes in which you invest, we will pay you an amount in cash equal to either the principal amount of your Notes or your principal amount decreased by the change in the value of the applicable underlying asset during the observation period. The principal amount of each Note will be set forth in the applicable pricing supplement. Whether you receive 100% of your principal amount or your principal amount decreased by the change in the value of the underlying asset will depend upon the applicable reference exchange rate or reference price (i) during the observation period and (ii) on the final valuation date or at the end of such observation period.

At maturity or at the end of the payment period, if any, for the Notes in which you invest and that you own at maturity or at the end of such payment period, you will receive:

➢	If the applicable reference exchange rate or reference price never trades beyond any trigger exchange rate or trigger price, an amount in cash equal to 100% of your principal amount; or
➢	If the applicable reference exchange rate or reference price trades beyond any trigger exchange rate or trigger price during the applicable observation period, an amount in cash equal to the final exchange rate or final price of the underlying asset. Coupon payments will be made regardless of the performance of the underlying asset. This may result in a loss of some or all of your principal investment.

The applicable pricing supplement will specify the applicable reference exchange rate or reference price, the trade date and the final valuation date, as well as the respective terms of each offering of the Notes, including the coupon rate, the initial exchange rate or initial price, the trigger exchange rate or trigger price, the conditions under which the reference exchange rate or reference price will be deemed to have traded beyond the the trigger exchange rate or trigger price and the initial exchange rate or initial price and whether the frequency of payment on the Notes.

General Terms of the Notes

We may issue separate offerings of the Notes that are identical in all respects, except that each such offering is linked to the performance of a different reference exchange rate or reference price and is subject to the particular terms set forth in the applicable pricing supplement. Each offering of the Notes is a separate and distinct security and you may invest in one or more offering of the Notes as set forth in the applicable pricing supplement. The performance of each offering of the Notes will depend upon the performance of the reference exchange rate or reference price to which such offering is linked and will not depend on the performance of any other offering of the Notes.

If you receive at maturity or at the end of any payment period an amount in cash equal to the final exchange rate or final price of the underlying asset, it may be worth less (or more) than your principal or may be worthless. Investing in the Notes is not equivalent to investing directly in the underlying asset.

Maturity Date

The maturity date for your Notes will be the date specified in the applicable pricing supplement, unless that day is not a business day, in which case the maturity date will be the next following business day. If the calculation agent postpones the final valuation date, the maturity date will be automatically postponed to maintain the same number of business days between the final valuation date and the maturity date as existed prior to the postponement(s) of the final valuation date. As discussed below under “— Final Valuation Date,” the calculation agent may postpone the final valuation date or dates if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under “— Market Disruption Event” below.

The postponement of the maturity date for one offering of the Notes will not affect the maturity date for any other offering of the Notes.

Final Valuation Date

The final valuation date or dates for your Notes will be the date or dates specified in the applicable pricing supplement, unless that day is not a business day or the calculation agent determines that a market disruption event occurs or is continuing on any such day. In that event, the final valuation date will be the first preceding or following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date or dates for the Notes be accelerated or postponed by more than ten business days.

The acceleration or postponement of the final valuation date or dates for one offering of the Notes will not affect the final valuation date for any other offering of the Notes.

Reference Exchange Rate and Reference Price

Unless otherwise specified in the applicable pricing supplement, during the observation period, the applicable reference exchange rate or reference price will be determined by the calculation agent by continuously monitoring the reference exchange rate or reference price in the global spot market as observed through trades through the Electronic Broking System (EBS) or similar electronic brokerage services, or known to the calculation agent because the transaction involves the issuer or one of its affiliates. The calculation agent will observe reference exchange rate or reference price transactions that take place between (i) two independent counterparties through the brokers market, (ii) the issuer and an independent counterparty through the brokers market or (iii) the issuer and an independent counterparty dealing directly. Transactions defined in (ii) and (iii) may be initiated either by the issuer or another party. The transaction must not take place at an off-market rate. An “off-market rate” is defined as a rate that is substantially more favorable or substantially less favorable than the rate available to a professional dealer in the global spot market for the applicable underlying asset at the time of the transaction. Transactions that the calculation agent does not observe and could not observe from sources regularly

General Terms of the Notes

available to it in the ordinary course of its business cannot be the basis for an observation of a reference exchange rate. The calculation agent may observe a transaction that has not been executed (for example, either the issuer or a counterparty may place an order which has not yet been filled. Such an order would be deemed to meet the requirements described in this paragraph as satisfying the occurrence of a transaction observable by the calculation agent).

Market Disruption Event

The calculation agent will determine whether the closing price of the applicable reference exchange rate or reference price has gone beyond the trigger exchange rate or trigger price during the observation period and is beyond the initial exchange rate or initial price on the final valuation date for each offering of the Notes. As described above, the final valuation date for any offering of the Notes may be accelerated or postponed, and thus the determination of whether the reference exchange rate or reference price has gone beyond the trigger exchange rate or trigger price and is beyond the initial exchange rate or initial price on the final valuation date may be accelerated or postponed, if the calculation agent determines that, during the observation period or on the final valuation date for an offering of the Notes, a market disruption event has occurred or is continuing for any offering of the Notes. If such an acceleration or postponement occurs, the calculation agent may use the reference exchange rate or reference price on the first trading day on which the reference exchange rate or reference price is observable and no market disruption event occurs or is continuing with respect to that offering. In no event, however, will the determination of the reference exchange rate or reference price of any offering of the Notes be accelerated or postponed by more than 30 business days, unless otherwise specified in the applicable pricing supplement.

If the determination of the reference exchange rate of an offering of the Notes is postponed to the last possible day, but a market disruption event occurs or is continuing on that day with respect to that offering of the Notes, that day will nevertheless be the date on which the reference exchange rate or reference price of that offering of the Notes will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the reference exchange rate or reference price of that offering of the Notes that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event with regard to a particular offering of the Notes:

➢	(A) the failure of the source of the reference exchange rate or reference price (the “price source”) to announce or publish such reference exchange rate or reference price (or the information necessary for determining such reference exchange rate or reference price); (B) the temporary or permanent discontinuance or unavailability of the price source; or (C) if the reference price is determined by a survey of dealers in the underlying asset, the failure to obtain at least three quotations as requested from the relevant dealers.
➢	a material suspension, absence or limitation of trading in the applicable underlying asset in its primary market, or in option or futures contracts relating to the applicable underlying asset, if available, in the primary market for that asset or those contracts, in each case as determined by the calculation agent in its sole discretion; for this purpose, (A) a suspension of the trading in the underlying asset or the option or futures contracts relating to the applicable underlying asset shall be deemed to be material only if: (1) all trading in such underlying asset or contract is suspended for the entire relevant day; or (2) all trading in such underlying asset or contract is suspended subsequent to the opening of trading on the relevant day, trading does not recommence prior to the regularly scheduled close of trading in such underlying asset or contract on such day and such suspension is announced less than one hour preceding its commencement; and (B) a limitation of trading in the underlying asset or the option or futures contracts relating to the applicable underlying asset shall be deemed to be material only if the exchange on which such underlying asset or contract is traded

General Terms of the Notes

establishes limits on the range within which the price of the underlying asset or such contracts may fluctuate and the closing or settlement price of the underlying asset or such contracts on such day is at the upper or lower limit of that range;
➢	the applicable underlying asset or the option or futures contracts relating to such underlying asset does not trade on what was, on the trade date, the primary market for the applicable underlying asset, as determined by the calculation agent in its sole discretion;
➢	the permanent discontinuation or disappearance of trading in the underlying asset or the option or futures contracts relating to such underlying asset or the disappearance or permanent discontinuance or unavailability of the reference price, notwithstanding the availability of the related price source or the status of trading in the underlying asset or the option or futures contracts relating to such underlying asset;
➢	the occurrence since the trade date of a material change in the formula for or the method of calculating the applicable reference exchange rate or reference price;
➢	the occurrence since the trade date of a material change in the content, composition or constitution of the applicable reference exchange rate or reference price;
➢	the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, the applicable reference exchange rate or reference price (other than a tax on, or measured by reference to overall gross or net income) by any government or taxation authority after the trade date, if the direct effect of such imposition, change or removal is to raise or lower the applicable reference exchange rate or reference price from what it would have been without that imposition, change or removal; or
➢	in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to that offering of the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging.”

The applicable pricing supplement may also specify other market disruption events or additional market disruption events that will apply to your Notes.

The following events will not be market disruption events:

➢	a limitation on the hours or numbers of days of trading in the applicable underlying asset in its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; or
➢	a decision to permanently discontinue trading in the option or futures contracts relating to the applicable underlying asset.

For this purpose, for any offering of the Notes, an “absence of trading” in the primary securities market on which option or futures contracts related to the applicable underlying asset, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

In contrast, for any offering of the Notes, a suspension or limitation of trading in option or futures contracts related to the applicable underlying asset, if available, in the primary market for those contracts, by reason of any of:

➢	a price change exceeding limits set by that market,
➢	an imbalance of orders relating to those contracts, or
➢	disparity in bid and ask quotes relating to those contracts,

General Terms of the Notes

will constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, related to the applicable underlying asset in the primary market for those contracts.

A market disruption event for one offering of the Notes will not necessarily be a market disruption event for any other offering of the Notes.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem your Notes in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of your Notes is accelerated, we will pay the default amount in respect of the principal of your Notes at maturity. We describe the default amount below under “ — Default Amount.”

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount

The default amount for your Notes on any day will be an amount, in U.S. Dollars for the principal of your Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your Notes. That cost will equal:

➢	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking; plus
➢	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of your Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your Notes, which we describe below, the holders of your Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

General Terms of the Notes

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

➢	no quotation of the kind referred to above is obtained; or
➢	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

➢	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency; or
➢	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

Any payment on or delivery of your Notes at maturity will be made to accounts designated by you or the holder of your Notes and approved by us, or at the office of the trustee in New York City, but only when your Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

Unless otherwise stated in the applicable pricing supplement, when we refer to a business day with respect to your Notes, we mean a day that is a business day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus.

Modified Business Day

When we refer to a modified business day with respect to your Notes, we mean any day that is a modified business day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus. As described in the prospectus, any payment on your Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under “ — Maturity Date” and “ — Final Valuation Date” above.

General Terms of the Notes

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, market disruption events, business days, the default amount, the initial exchange rate, the final exchange rate and the amount payable in respect of your Notes.

If a currency is no longer available due to the imposition of exchange controls or other circumstances beyond the control of UBS or is no longer used for settlement of transactions by financial institutions in the international banking community or the foreign exchange market, or if there is no spot exchange rate for the applicable underlying currency, the calculation agent, will make its determinations hereunder in good faith and in a commercially reasonable manner taking into consideration all available information that in good faith it deems relevant. If the applicable underlying currency is converted into, or there is substituted for such currency another currency pursuant to applicable law or regulation, such currency shall be substituted for the new currency at the conversion rate prescribed in the relevant law at the time of such substitution.

Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Booking Branch

Unless otherwise specified in the applicable pricing supplement, the Notes will be booked through UBS AG, Jersey Branch.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving spot, forward and option transactions that may involve or affect the price of the applicable underlying asset prior to and/or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

➢	acquire or dispose of the applicable underlying asset,
➢	acquire or dispose of positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the applicable underlying asset,
➢	acquire or dispose of positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of any components of the U.S. commodity or currency markets, or
➢	any combination of the three.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge position relating to the Notes on or before the final valuation date or dates for your Notes. That step may involve sales or purchases of the applicable underlying asset, listed or over-the-counter options, futures, exchange-traded funds or other instruments on the underlying asset or listed or over-the-counter options, futures, exchange-traded funds or other instruments on indices designed to track the performance of any components of the U.S. commodity or currency markets.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time and payment at maturity of your Notes. See “Risk Factors” on page PS-9 of this product supplement for a discussion of these adverse effects.

Supplemental U.S. Tax Considerations

The following is a general description of certain United States tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this product supplement and is subject to any change in law that may take effect after such date.

The discussion below supplements the discussion under “U.S. Tax Considerations” in the accompanying prospectus. This discussion only addresses the tax treatment of Notes that are not linked to currency exchange rates. The tax treatment of currency-linked Notes will be addressed in the applicable pricing supplement. This discussion applies to you only if you hold your Notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

➢	a dealer in securities,
➢	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,
➢	a bank,
➢	a life insurance company,
➢	a tax-exempt organization,
➢	a person that owns Notes as part of a straddle or a hedging or conversion transaction for tax purposes, or
➢	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Notes.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a Notes and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes as either (i) an investment unit consisting of a debt instrument issued by us to you (the “Debt Portion”) and a put option contract in respect of the underlying asset (or alternatively in respect of a forward contract in respect of the underlying asset) that is issued to you by us (the “Contract”) or (ii) a single contingent debt instrument subject to the special rules governing contingent debt instruments. The discussion below discusses the United States federal income tax consequences that would be applicable to you under either

Supplemental U.S. Tax Considerations

characterization. The terms of your Notes, however, require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat your Notes for all tax purposes as an investment unit consisting of the Debt Portion and Contract. In purchasing your Notes, you agree to these terms.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN A NOTE ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR NOTES DESCRIBED ABOVE AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR NOTES.

Treatment as an Investment Unit.  If your Notes are properly treated as an investment unit consisting of a Debt Portion and Contract, it is likely that the Debt Portion of your Notes would be treated as having been issued for the principal amount of the Notes and that coupon payments on the Notes would be treated in part as payments of interest and in part as payments for the Contract. Amounts treated as interest would be includible in income by you in accordance with your regular method of accounting for interest for United States federal income tax purposes. Amounts treated as payment for the Contract would likely be deferred and would either be included in income by you upon the maturity, early redemption or sale of your Notes or would increase the amount of cash that you will be deemed to receive upon the maturity or early redemption of your Notes. Except as otherwise noted, the discussion below assumes that the payments for the Contract component will be so treated. The terms of your Notes require you and us to treat the Debt Portion as paying interest and the Contract as paying annual payments as set forth in the applicable pricing supplement.

A cash payment of the principal amount of your Notes upon the maturity of your Notes would likely be treated as (i) payment in full of the principal amount of the Debt Portion, which would likely not result in the recognition of gain or loss if you are an initial purchaser of your Notes and (ii) the lapse of the Contract which would likely result in your recognition of short-term capital gain in an amount equal to the amount paid to you for the Contract and deferred as described in the preceding paragraph.

A payment in respect of the final price of the underlying asset upon the maturity of your Notes would likely be treated as (i) payment in full of the principal amount of the Debt Portion, which would likely not result in the recognition of gain or loss if you are an initial purchaser of your Notes and (ii) the cash settlement of the Contract. Under such characterization, if you are an initial purchaser of your Notes, you would recognize capital gain or loss in an amount equal to the difference between (i) the initial purchase price of your Notes and (ii) the amount of cash you receive at maturity plus the contract component of the coupon payments that you received on your Notes. It is not entirely clear whether such capital gain or loss should be treated as short-term or long-term capital gain or loss, and it would accordingly be reasonable to treat such capital gain or loss as short-term capital gain or loss.

Upon an early redemption or sale of your Notes, you would be required to apportion the value of the amount you receive between the Debt Portion and Contract on the basis of the values thereof on the date of the redemption or sale. You would recognize gain or loss with respect to the Debt Portion in an amount equal to the difference between (i) the amount apportioned to the Debt Portion and (ii) your adjusted United States federal income tax basis in the Debt Portion (which would generally be equal to the principal amount of your Notes if you are an initial purchaser of your Notes). Except to the extent attributable to accrued but unpaid interest with respect to the Debt Portion, such gain or loss would be capital gain or loss. The amount of cash that you receive that is apportioned to the Contract (together with any amount of premium received in respect thereof and deferred as described in the third preceding

Supplemental U.S. Tax Considerations

paragraph) would be treated as capital gain. If the value of the Debt Portion on the date of the sale or early redemption of your Notes is in excess of the amount you receive upon such sale or early redemption, you would likely be treated as having made a payment (to us in the case of an early redemption or to the purchaser in the case of a sale) equal to the amount of such excess in order to extinguish your rights and obligations under the Contract. In such a case, you would likely recognize capital gain or loss in an amount equal to the difference between the premium you previously received in respect of the Contract and the amount of the deemed payment made by you to extinguish the Contract.

If you are a secondary purchaser of your Notes, you would be required to allocate your purchase price for your Notes between the Debt Portion and Contract based on the respective fair market values of each on the date of purchase. If, however, the portion of your purchase price allocated to the Debt Portion in accordance with the preceding sentence is in excess of your purchase price for your Notes, you would likely be treated for tax purposes as having paid nothing for the Contract (i.e., your purchase price for the Contract would be zero) and as having received a payment for obligating yourself under the Contract (which will be deferred as described in the fourth preceding paragraph) in an amount equal to such excess. The portion of your purchase price that is allocated to the Contract would likely be offset for tax purposes against amounts you subsequently receive with respect to the Contract (including amounts received upon a sale of the Notes that are attributable to the Contract), thereby reducing the amount of gain or increasing the amount of loss you would recognize with respect to the Contract or with respect to the sale of any underlying stock you receive upon the exercise of the Contract.

Example of Tax Treatment as an Investment Unit.  The following example is for illustrative purposes only. Assume that you purchased a Note on the initial issuance for a principal amount of $1000 and will receive a 10% annual coupon. Assume further that the $100 annual coupon consists of an interest payment on the Debt Portion of 6%, or $60, and a payment with respect to the Contract of 4%, or $40. Under the treatment agreed to, you would include the interest portion of $60 in ordinary income in the year it is received or accrued, depending on your accounting method for tax purposes. Initially, the portion of the coupon attributable to the Contract ($40) would not be subject to tax.

For a Note that is not sold prior to maturity, the coupon payments would total $100, $60 of which would be taxed as ordinary interest income in the year it is received or accrued and $40 of which would not be subject to tax until maturity. If the closing price of the underlying asset has not closed below the trigger price on any trading day during the observation period, you would receive your principal amount and recognize short-term capital gain of $40 (that is, the amount of the payments previously received by you with respect to the Contract). If the closing price of the underlying asset has closed below the trigger price on any trading day during the observation period, you would receive a payment equal to the final price of the underlying asset and be subject to tax in the manner described above for each of your Notes.

Alternative Characterizations.  If your Notes are properly treated as a single debt instrument subject to the special U.S. Treasury Regulations governing contingent debt instruments, the amount of interest you would be required to take into account for each accrual period would be determined by constructing a projected payment schedule for your Notes and applying rules similar to those for accruing original issue discount on a hypothetical non-contingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a non-contingent fixed rate debt instrument with other terms and conditions similar to the Notes and then determining as of the issue date a payment schedule (including all fixed payments of interest actually provided for and a hypothetical payment at maturity) that would produce the comparable yield. These rules would generally have the effect of (i) treating each payment of stated interest on your Notes in part as taxable interest income (to the extent of the comparable yield) and thereafter as a tax-free return of capital and (ii) requiring you to use an accrual (rather than the cash receipts and disbursements) method of accounting with respect to interest on your Notes.

Supplemental U.S. Tax Considerations

If your Notes are treated as a contingent debt instrument, you would recognize gain or loss upon the sale, early redemption or maturity of your Notes in an amount equal to the difference, if any, between the cash received at such time and your adjusted United States federal income tax basis in your Notes. In general, your adjusted United States federal income tax basis in your Notes would equal the amount you paid for your Notes, increased by the amount of interest you previously accrued with respect to your Notes (in accordance with the comparable yield and the projected payment schedule) and decreased by the amount of interest payments you received with respect to your Notes. Any gain recognized by you upon the sale, early redemption or maturity of your Notes would be ordinary interest income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your Notes, and thereafter, capital loss.

If your Notes are treated as a contingent debt instrument and you purchase your Notes in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of your Notes, such excess or discount would not be subject to the generally applicable market discount and amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Notes in the secondary market at a price other than the adjusted issue price of your Notes, you should consult your tax advisor as to the possible application of such rules to you.

Because there is no specific authority that addresses the tax treatment of your Notes, it is possible that your Notes could be treated in a manner that differs from that described above. For example, it is possible that (i) payments for the Contract component would not be deferred but would be taxable upon receipt or (ii) amounts paid in respect of the Contract component would be treated as paid in respect of a forward contract with respect to the underlying asset. You should consult your tax advisor regarding the tax consequences of such alternative treatments.

Treasury Regulations Requiring Disclosure of Reportable Transactions.  Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the Notes or a sale of the Notes should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Notes or a sale of the Notes to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Notes.

Backup Withholding and Information Reporting.  If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

➢	payments of principal and interest on the Notes within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and
➢	the payment of the proceeds from the sale of the Notes effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

➢	fails to provide an accurate taxpayer identification number,
➢	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or
➢	in certain circumstances, fails to comply with applicable certification requirements.

Supplemental U.S. Tax Considerations

Payment of the proceeds from the sale of the Notes effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of the Notes that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

➢	the proceeds are transferred to an account maintained by you in the United States,
➢	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or
➢	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of the Notes effected at a foreign office of a broker will be subject to information reporting if the broker is:

➢	a United States person,
➢	a controlled foreign corporation for United States tax purposes,
➢	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or
➢	a foreign partnership, if at any time during its tax year:
➢	one or more of its partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or
➢	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Non-United States Holders.  If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Notes. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption. The discussion above supplements the discussion under “ERISA Considerations” in the accompanying prospectus.

Supplemental Plan of Distribution

Unless otherwise specified in the applicable pricing supplement, with respect to each Note to be issued, UBS will agree to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. will agree to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of the applicable pricing supplement. UBS Securities LLC and UBS Financial Services Inc. intend to resell the Notes they purchase at the original issue price specified in the applicable pricing supplement. UBS Securities LLC and UBS Financial Services Inc. may resell Notes to securities dealers at a discount from the original issue price applicable to the offered Notes up to the underwriting discount set forth in the applicable pricing supplement. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

UBS may use this product supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, or any other affiliate of UBS may use this product supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with any Notes offering, UBS, UBS Securities LLC, UBS Financial Services Inc., and any other affiliate of UBS or any other securities dealers may distribute this product supplement and accompanying prospectus electronically. Unless stated otherwise in the confirmation of sale delivered by UBS or its agent, this product supplement and accompanying prospectus are being used in a market-making transaction.

We may deliver certain Notes against payment for the Notes on or about the fourth or fifth business day following the date of the pricing of the Notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the next succeeding business day will be required, for any offerings in which we expect Notes initially to settle in four or five business days (T+4 or T+5), to specify alternative settlement arrangements to prevent a failed settlement. We will specify any such T+4 or T+5 plan of distribution in the applicable pricing supplement.

Structured Product Characterization

To help investors identify appropriate investment products (“structured products”), UBS organizes its structured products, including the ROS, into four categories: Protection Solutions, Optimization Solutions, Performance Solutions and Leverage Solutions. The description below is intended to describe generally the four categories of structured products and the types of protection that may be offered on those products. This description should not be relied upon as a description of any particular structured product.

➢	Protection Solutions are structured to provide investors with a high degree of principal protection at maturity, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These structured products are designed for investors with low to moderate risk tolerances.
➢	Optimization Solutions are structured to optimize returns or yield within a specified range. These structured products are designed for investors with moderate to high risk tolerances. Optimization Solutions may be structured to provide no principal protection, partial protection, buffer protection or contingent protection.
➢	Performance Solutions are structured to be strategic alternatives to index funds or exchange traded funds or to allow efficient access to new markets. These structured products are designed for

Supplemental Plan of Distribution

investors with moderate to high risk tolerances. Performance Solutions may be structured to provide no principal protection, partial protection, buffer protection or contingent protection.
➢	Leverage Solutions are structured to provide leveraged exposure to the performance of an underlying asset. These structured products are designed for investors with high risk tolerances.

“Buffer protection”, if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose more than 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold.

“Partial protection”, if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold.

“Contingent protection”, if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price or level of the asset declines below the specified threshold at any time during the term of the notes, all principal protection is lost and the investor will have full downside exposure to the price or level of the underlying asset. In order to benefit from any type of principal protection, investors must hold the security to maturity.

Classification of structured products into categories is not intended to guarantee particular results or performance.